Conference Call Transcript
GulfMark Offshore Announces Closing of Rigdon Marine Transaction
Event Date/Time: July 8, 2008, 9:00 AM ET

CORPORATE PARTICIPANTS

David Butters
GulfMark Offshore - Chairman

Ed Guthrie
GulfMark Offshore - CFO

Bruce Streeter
GulfMark Offshore - CEO, President

CONFERENCE CALL PARTICIPANTS

Victor Marchon
RBC Capital Markets - Analyst

PRESENTATION

Operator

Good morning. I'll be your conference operator today. At this time I would like to welcome everyone to the GulfMark Offshore conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS) Thank you.

Mr. David Butters, you may begin your conference.

David Butters - GulfMark Offshore - Chairman

Thank you, and welcome everyone to the special conference call on GulfMark Offshore. The purpose of today's meeting is merely to provide a forum in which questions and answers can be made of the recent acquisition of Rigdon Marine. At the last conference that we had at the end of May, some questions were not fully answered for technical reasons and legal reasons. Today, we'll be able to answer those questions and give more of a background on the operations. To begin with, we'll cover Ed Guthrie with some financial issues and questions and I'd like to therefore pass the telephone over to Ed who will begin.

Ed Guthrie - GulfMark Offshore - CFO

Thank you, David. What I'd like to do is read our usual forward-looking statement. This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risk, uncertainties, and other factors. These risks are more fully disclosed in the Company's filings with the SEC. The forward-looking statements that Bruce or I may make on this conference call should not therefore be regarded as representations that the projected outcomes can or will be achieved.

I would like to point everyone also to the fact that yesterday afternoon we filed an 8-K which described more fully some of the details of the deal and we will file an 8-K with the pro forma numbers within the proscribed 75 days from the time of the deal.

As David mentioned earlier, some of the questions regarding the Rigdon deal that we couldn't answer before and I think I'll just summarize the summary of the purchase price. It was cash consideration of $150 million. 2,087,500 shares of stock which as of the close was valued at $121 million. We assumed $269 million of debt, which was comprised of three pieces. There was $33 million in construction loans, $155 million in senior debt, and $81 million in subordinated debt. In conjunction with that, we received not only the 22 vessels that were a part of the Rigdon fleet at the time of the acquisition, but there was also construction in progress of $33 million and working capital of approximately $26 million, which was also subject to adjustment over the period of time of the final close as of June 30. If you take a look at that, then the average for the 22 vessels, excluding any goodwill that's associated with it is a little over $20 million, which is well below the replacement cost which I think Bruce will address a little bit later.

Concurrently with the closing, we repaid $33 million in the construction loans for the payment of the construction in progress at the closing. We also borrowed $135 million to fund the cash portion of the deal as well as the -- some of the repayment of the construction loans. So we will have at the end of the quarter, we had to borrow that ahead of the actual closing on the 1st of July. The result of which is that we will have a significant cash balance at quarter end, but we'll also have $135 million revolving debt.

Just to give everyone a sense of the total debt that we have at the -- post the deal, we'll have $160 million in senior notes, we'll have $135 million that we had in the revolver that we borrowed to fund the cash portion of the deal. The senior bank debt associated with Rigdon of $155 million, and the subordinated debt of $81 million. Total of that will be $531 million, then, post closing.

One of the questions that was asked in the last conference call also was regarding the day rates for the Rigdon vessels. As you know, we report in three primary market segments, North Sea, Southeast Asia and the Americas. If we use the average Americas day rate for the first quarter, which was 13,062, using the day rates on the Rigdon vessels at the time of the acquisition for the 22 boats, it would raise the average up to approximately 15,800, or about a 21% increase in the average day rate for the Americas region. Current market rates are significantly above that and we would expect the benefit of this to be reflected somewhat in the second half of the year, but more importantly, in 2009.

The contract cover for the Rigdon vessels for the balance of 2008 is approximately 82%, and approximately 30% for 2009 with EBITDA of around 25 million for the balance of 2008, and about 12.5 million for 2009. If one then looks at the full run rate for all 28 vessels, depending upon day rates, contract mix and utilization range from somewhere around 80 million to 115 million. One must recognize that the simple math is that for every $1,000 a day increase in a day rate average will generate $10 million on an annualized basis or roughly $0.40 per share before tax on a fully diluted basis.

Operating margin was another question that had come up during the call and obviously when we file our pro forma numbers, you will see that generally speaking historically the margin has ranged someplace between 40 to 50%, depending on the time frame involved. We expect that it will be in that range for the balance of 2008.

I think one of the other things that we had talked about on the last call was what the combined tax rate might look like, subsequent to the acquisition. And I think today we're still of the belief that our average tax rate will be someplace between 10 to 15% going forward, it will be influenced by the mix, again, of the foreign and domestic operations and the tonnage tax versus non-tonnage tax mix of revenue. Our G&A will obviously be impacted by the addition of the acquisition to the extent that there are few, if any, synergies as we explained on the call. One of the benefits is the quality staff that came with the deal and the Rigdon personnel. We currently estimate G&A to increase to a run rate of someplace between 12 million to 13 million a quarter. One must recognize also that the Rigdon organization has been built ahead of the vessel deliveries, so as a percent of the revenue, it may be a little higher but it is well within line of the industry averages, once all the vessels are delivered.

One final thing is that we have not completed our purchase price allocation, but expect it will not be a significant amount attributable to goodwill. Contrast to some, we have -- our depreciation policy remains unchanged. We will use a 25 year life and a 15% salvage value going forward. This will be applied to the acquisition vessels, based on our date of delivery. And the estimates we've given, we've allocated 100% of the purchase price to depreciable assets which may be a little too conservative, but we have completed the purchase -- until we have completed the purchase price allocation, we think that's the best way forward. I think with that I'll turn the call over to Bruce who will bring you up-to-date on some of the operational side of the acquisition.

Bruce Streeter - GulfMark Offshore - CEO, President

Thanks, Ed. Today I would like to cover three separate topics. One is the vessels acquired, their operations and their market positions, some brief comments on second quarter numbers and the forward outlook of the much bigger and wider focused Company that GulfMark is going forward.

Up until now, we have been restricted in what we could discuss related to the acquisition and we were restricted from involvement with the Rigdon operations prior to the close. Today, we may not have all of the answers but we can provide a much more complete picture as to why this is such a great acquisition for GulfMark and why the vessel marketplace sees it as a huge plus for us as a Company. As we have identified before, there are 22 vessels out of 28 delivered. 19 of the 20 PSVs have been delivered. The one final one will deliver within the next quarter. The vessels -- and I'm speaking primarily of the PSVs were designed and developed by Guida Perla with strong involvement from Rigdon Marine and Larry Rigdon's long experience in the business. It means that the vessels are tailored to market demand items.

First, they have an excellent mix of commodity capacities and because they are diesel electric, provide a reduction in operating costs for the end user. Additionally, they are designed to operate at a higher speed as well as lower fuel consumption than conventional vessels, thus they provide greater overall fuel savings and higher delivery efficiency, especially when working the longer distances associated with deepwater locations. The DP systems coupled with high thrust capacities, mean that they have excellent station keeping ability, which is especially important when going to the deepwater locations. The first ten vessels were clearly designed to benefit from the strong and continuing demand for deepwater support. These vessels will see positive increase in average day rate as they come off existing contracts and move to today's rate and more particularly, the rates that will be available in the future. The second ten have the engine room on the main deck, freeing up considerable amount of space below the main deck for commodities.

I read a comment from the designer that says the result of this configuration is 40% greater increase in capacity. These vessels were developed against the requirements for deep shelf and provide a very cost effective swing ship especially for operators of larger fleets. Today, about half of the units are involved in deepwater and the other half in other pursuits. The key to both classes of vessels are that they provide highly efficient delivery platforms and based on the high caliber of operations, extremely reliable units. One final note on the specifics of the vessels is that despite the fact that the hull color will go from green to GulfMark's blue, the vessels green credentials will continue to stand out. Designed with the environment in mind and as the operator focus shifts toward environmental concepts, these units' popularity can only increase.

The smaller vessels are of three separate types within the crew, support vessel category. There are some units that are zero discharge which means they will be very popular where zero discharge rigs and platforms operates. There are high speed units that can deliver crews and high importance items at greater than 30 knots and vessels similar to the mini supply concept that have dynamic position capability, onboard liquid mud capacity, and pumping system that will allow the carriage of dry bulk on a vessel with crew boat speed capabilities.

We have spoken about the high quality of the operating team that we gained from the acquisition and the expansion of operations into the Gulf of Mexico. This entails the expansion of our customer base and all of these things are extremely important for the Company as we go forward.

Now, but what we need to focus on is the expansion of earnings capacity and the overall impact of the mix of the vessels and how our fleet value is significantly enhanced through the acquisition. In the previous call and in Ed's introductory comments today, we talked in terms of the identifiable earnings and I think we spoke last time about something on the order of $1 coming from continuing operations, looking ahead. However, I have now done a little bit of back of the envelope evaluation and if we were to take the existing vessels, move them all up to current day rates, which is possible within the delivery time frame for the completion of the deliveries in August of next year, August or September of next year, and if we then take a look at the full fleet delivered at current market rates, we could add an incremental dollar to that number that I identified before. And that's without looking at any potential further increases in the markets. The mix of the vessels is significant, as we have a large grouping of similar vessels with staggered contract periods, allowing us flexibility to pick and choose contracts. Given the environmental characteristics, cargo efficiencies and the potential demand from a wide range of customers in different locations, we should get excellent day rates and high utilization.

On the subject of values, we have always spoken of the inherent value of any vessels we acquire and while the identified after tax return is a critical part of the acquisition or construction analysis, the cost and value of the units is always extremely important to us. As we are -- as we will consider additional units of this type, we have gone out and gotten estimates on replacement cost units. Those prices are now already out of date because there's been another recent increase in steel price. Steel as a component of the vessels has I understand gone up by 50% on a year-over-year basis in the domestic marketplace. The replacement value of the vessels came in above what we anticipated and we are extremely pleased with where we feel that the capital value comes from.

Today, we have the vessels delivered and -- or largely delivered and the income stream well below the likely cost of replacement units and in position to benefit from current and future strong market conditions. Thus, if we have the current income stream from vessels, all of which are delivered in 2004 or later, as an alternative we could spend considerably more to replace those units with vessels that would deliver to us no earlier than probably two years from today. We all have to keep in mind that there's been a significant increase in new construction vessel costs, as the price of labor, the price of machinery, the price of steel, the price of all services has gone up and continues to go up. So we take the benefit of the delivery now, well ahead of what we would have in any other scenario.

Now I'd like to take a couple of minutes to discuss the second quarter results. I've heard a lot of comments about market conditions, et cetera, and I think it's probably appropriate even though it's somewhat unusual for us to discuss comments ahead of the quarter. Obviously, we as a Company and as a business don't generally work on a quarter-to-quarter basis. And second quarter is probably a pretty good example of that. The majority of the impact of the quarter relates to decisions that we have made that essentially changes when we realize earnings as opposed to any other concept.

We have not done June numbers so I can't talk definitively about anything, but what I can say is that we do expect that overall earnings will come in ahead of where analysts expect, but that's inclusive of gains on sale. We did sell two vessels within the quarter. That's probably within the definition of our ongoing business as we have essentially sold one vessel a quarter for quite a while. The results in my estimation and this is without the numbers being done, if you exclude the gains on sale, will probably reflect revenue that could be as much as 3 million to $3.5 million below where your calculations have come from and that comes from a combination of moves that we have made and some one-time items where we will have an impact that will not be replaced or gained later.

Primarily I think that I'll start with the market conditions and the one-time items. And then I'll get into the movements related to -- the movements between quarters. We did -- essentially we did do six dry docks in the quarter, but not the six dry docks that we estimated and as a result, there is a large difference in the number of dry dock days and on top of that, we did two DP conversions and we moved ahead the modifications on the Sea Kiowa that we'll then deliver in the third quarter to Petrobras for the long-term contract there.

Market conditions overall for us, I don't think is an overly significant factor. We had limited exposure to the North Sea spot market, a market that has had quite a bit of attention lately, some of which I think might to some extent be overstated. I read a comment in one of the locals the other day which suggested that second quarter this year on the anchor handling front was very similar to second quarter a year ago. I don't know that that's true. But certainly most people focused on the times and where there was weakness in the marketplace. We had one of our anchor handlers in the spot market, the entire quarter, the second one spent part of the time in West Africa.

As we mentioned before, both vessels will go on a term contract that will be accomplished in West Africa. It had a fairly wide delivery window. It's dependent on when the drilling unit completes upgrading. We had anticipated going on charter in the earlier part of the window, but it will most likely be in the very latter stages of the window. So we went ahead and took the other vessel back from West Africa, did the dry dock and then did the DP conversion on that vessel. We did have an engine casualty coming out of the dry dock which had some, but very limited, impact in the second quarter and which will keep the vessel out of service for a good part of the month of July. So that vessel was primarily out of the spot market and it contributed significant amount of the lost days, if you will, on the revenue side. But that now means once we start this contract, we do not take that vessel back off (inaudible) for either the DP conversion or the longer dry dock that it would take from the West Africa location.

Overall, spot market rates did not reach the levels that people would have thought. In the month of June, I think our highest fixture was done at just under Great British pounds, 70,000 or about 140,000 a day. We actually reduced that a little bit to get a longer period and so that was at about 130,000 a day. And the low rate on the other end is we did a fill in cargo run at about $20,000 a day. There's been as historically quite a range in the mix. And I would say that if you do follow that market, you'll note that in the latter stages of June and coming into July, that the market has strengthened quite a bit. I think as we stand today, the one anchor handler in the marketplace is on a rig move that's taken much of the first part of July at $80,000 a day. The owned PSV that's in the spot market is on a rate of about $50,000 a day. And we recently had one of the managed vessels that's involved with us that completed a contract that's dry docking and now is in the spot market and it fixed here recently for a week. It just probably a little bit above $50,000 a day. So while we would reflect that there was potentially some weakness in the spot market, I don't know that it necessarily has that great an impact.

I mentioned the Valor. We also lost some time related to some extensions on a couple of our dry docks where the availability of the dry dock after we got the vessels to the yard changed and we lost some days there, approximately six days on two vessels in Brazil and about five days on a vessel in the North Sea.

In Asia, we also were very successful in the contracting front, but on some of the -- on two of the vessels, these were forward contracts which meant that when we completed the existing projects, we had gaps to fill and we did take some down time, which we anticipated, in order to preset the vessels for those contracts moving forward. But really, the item that really needs to highlight is that in the last call, Ed reflected that we would do a little over 100 days of dry dock in the quarter. It looks to me, without having the final numbers, that we're logically going to be something around 60 days in excess of that amount. And that's because we shifted around the dry docks. We've met some customer requirements and some planning on our own and so now we have done the majority of the longer and the more difficult dry docks. We're probably not much different from what was anticipated on the expense side. But clearly, we have a considerable number of dry dock days that were expensed in the quarter and that's the largest piece of the revenue reduction that you're going to see.

The result of that is that we've gotten some of the vessel dry docks done ahead of when they shift contracts or when they shift to higher rates. We have now done 13 of the planned dry docks for the year, so we actually have, if you will, we've more than surpassed the majority of our investment in time, revenue loss and cost related to dry docks. So from our perspective, it's been a successful quarter and it does improve our position as it relates to the revenue generation and earnings in the third and the fourth quarter.

And with that, I think I'd like to switch over to what I think is the more important topic and that's where we are and where we look and where we go as we move forward. I think to us, the response to the acquisition that's most important is that it came from customers and it's been extremely positive. We bring together two similar cultures and we expect the future upside to our fleet revenue and earnings at the same time that we bring more stability to our revenue forecasting. We have increased the confirmed future EBITDA, but add significant increase in forward capacity to see rates escalate. Already, we have had discussions on several fronts concerning the new construction vessels at Bender, which is far in advance of when we have had dialogue on new construction vessels in the past.

There are significant design synergies and operating capabilities, parallels between the new Gulf, what we call 245s under construction and the acquired PSVs. Our combination fits a tailor made market, eager to accept the additional Gulf-Rigdon Marine deepwater vessel capacity and we more fully understand the market expectations than we did prior to the acquisition discussions. Thus, the operating and marketing potential of the new U.S. [Flag Gulf] vessels will be maximized. Similarly, there is a heightened interest in renewing vessel contracts in the Gulf as we move forward. There is a clear focus on available supply and what limitations there are as to that supply.

Two of the recently added vessels, one of the Rigdon 5000s and one of the Rigdon 4000 PSVs will go to Trinidad. One on a very short contract and both negotiated before our involvement, but clearly showing the interest in the vessels in international locations. As well as the continuing interest in the U.S. Gulf. Last week I had my first opportunity to sit down with the Gulf sales group and I am impressed with what they are capable of doing and the amount of interest in the projects they are looking at. The remaining crew boat and FSV deliveries should enter a rising U.S. market that is starting to gain momentum, at the same time that we see increases in demand across the marketplace, we will have a number of the existing units come to contract end and therefore be available to remarket.

On the international side of our business, things are also very positive and they continue to improve. The next of the Keppel boats being built in Singapore delivers next month and we have an LOI in place on a term contract and improved rate over previous contracts in the region. Our high rate in the region on the Keppel boats with $35,000 a day on about a one month contract and now we're looking at a one year term contract that is not quite at that level, but is higher than any that we've attained in the past. In the North Sea, as I mentioned, we have improved visibility of earnings in the two anchor handlers with the planned contracts. And we've also had three of the longer term contracts on other boats come into play at the end of June. One of those vessels rolled over at a higher rate and the other two came off of that contract and one is now on a shorter term job at a much higher rate and the other has an LOI for start-up later in the summer. We expect to take advantage of strong international markets and a strong position within the Gulf of Mexico. Many of the existing Gulf and former Rigdon clients operate globally and this transaction creates a truly global Service Provider that can support key clients in varied locations simultaneously. Gulf's larger footprint can allow for commercial relationships tailored toward global solutions. Very few vessel operators are well positioned in both the North Sea and the U.S. Gulf of Mexico and many of our clients operate in both markets.

The synergies and management, and location by location strength, aided by the increased client base can only be positive. All of the new vessels we have coming on stream have and appear likely to deliver into strong markets giving us exposure to the strength of those markets without giving up any of the security coming from high contract cover. The new vessels fit well into the mix and to some extent increase our exposure to repricing to a rising market while providing stability to our earnings. We look forward to a strong 2008 and believe we are very well positioned with a much larger revenue generating base in 2009 and 2010. With that I'll leave it open to questions.

David Butters - GulfMark Offshore – Chairman

You can open the conference to questions now.

Operator

(OPERATOR INSTRUCTIONS) First question comes from Victor Marchon, RBC Capital Markets.

Victor Marchon - RBC Capital Markets - Analyst

Thank you. Good morning. The first question I have is just, Bruce, what you had said regarding the EPS from Rigdon that it could add to GulfMark results. Just wanted to confirm the number. Basically what you would be looking at is once all the rigs are delivered or vessels are delivered, that at current day rates it would be over $2 a share to earnings? Did I hear that correctly?

Bruce Streeter - GulfMark Offshore - CEO, President

The over part I probably didn't say but I think you can safely say that that's what I think we can look at. All I've done is essentially added all of the new vessels to the delivery and I've taken a look at the recent fixtures and I have moved all of the vessels to those day rates and that's the number I come up with.

Victor Marchon - RBC Capital Markets – Analyst

Okay. And just on the North Sea, when two of those anchor handlers are going to go to term, what's your spot exposure in the North Sea look like?

Bruce Streeter - GulfMark Offshore - CEO, President

It's very limited. We debated fairly recently whether to put the PSV that's in the spot market on a term contract. Decided to keep it in the spot market. The one managed vessel that I mentioned is actually a pool vessel. So we'll benefit from that exposure and one of the two special purpose vessels that's come out of Liverpool will probably be in the spot market until sometime in August.

Victor Marchon - RBC Capital Markets - Analyst

And the last one I just had was on dry docks. Can you provide some guidance as to whether it's number of days or number of dry docks that you guys expect in the second half, as well as what sort of dry dock schedules for Rigdon that we can expect for the second half as well?

David Butters - GulfMark Offshore - Chairman

Yes, I think we need to update that probably for the earnings call. I think we're basically pretty close on the expense side on our vessels to what was anticipated, cost-wise. But what happened is that we've shifted basically three of the older vessel dry docks into this quarter that were originally one in the fourth and into the third. And then of course we did the Valour, which is the high rate vessel. Two of the Rigdon boats are scheduled for dry dockings in the fairly near future, so I think you're probably looking at three during this quarter but don't quote me on that. We'll update it on the call. As most of their vessels are new, you're looking at first dry docks and you're not necessarily looking at very significant numbers and the number of dry dock days for us will tail off quite a bit in third and fourth quarter. So you won't see anywhere near the kind of impact that we had in first two quarters from dry docks in third and fourth.

Victor Marchon - RBC Capital Markets - Analyst

Okay. Great. That's all I had. Thank you.

Operator

(OPERATOR INSTRUCTIONS) I have no questions in queue.

David Butters - GulfMark Offshore - Chairman

Thank you, and thank you all for joining us today and we look forward to visiting with you again in the next three weeks or so, and have a good day.

Operator

This concludes today's conference call. You may now disconnect.